                                                                     EXHIBIT 2.3




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      SCHLUMBERGER TECHNOLOGY CORPORATION,

                             SCHLUMBERGER OFS, INC.

                                      AND

                            CAMCO INTERNATIONAL INC.

                           DATED AS OF JUNE 18, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

                                                            ARTICLE I
                                                            THE MERGER

         1.1       The Merger; Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3       Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                            ARTICLE II
                                         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                        CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1       Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                   (a)    Stock of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                   (b)    Cancellation of Treasury Stock and Related Party Stock  . . . . . . . . . . . . . . . . . . . 2
                   (c)    Exchange Ratio for Camco Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                   (d)    Conversion of Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                   (e)    Adjustment of Conversion Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2       Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (a)    Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (b)    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (c)    Distributions with Respect to Shares Prior to Exchange of Certificates  . . . . . . . . . . . 5
                   (d)    No Further Ownership Rights in Camco Common Stock . . . . . . . . . . . . . . . . . . . . . . 6
                   (e)    No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                   (f)    Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                   (g)    No Liability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                           ARTICLE III
                                                  REPRESENTATIONS AND WARRANTIES

         3.1       Representations and Warranties of Camco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                   (a)    Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                   (b)    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                   (c)    Authority; No Violations; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . 9
                   (d)    SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   (e)    Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   (f)    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   (g)    No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   (h)    No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   (i)    Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                   (j)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   (k)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   (l)    Employee Matters; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   (m)    Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   (n)    Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (o)    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   (p)    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (q)    State Takeover Statutes; Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (r)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   (s)    Beneficial Ownership of Schlumberger Common Stock . . . . . . . . . . . . . . . . . . . . .  23
                   (t)    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   (u)    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   (v)    Material Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   (w)    Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   (x)    Amendment to the Camco Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.2       Representations and Warranties of STC and Sub  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   (a)    Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   (b)    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   (c)    Authority; No Violations, Consents and Approvals  . . . . . . . . . . . . . . . . . . . . .  25
                   (d)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   (e)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   (f)    Beneficial Ownership of Camco Common Stock  . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (g)    Transaction Agreement.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (h)    No Other Consideration for Camco Common Stock . . . . . . . . . . . . . . . . . . . . . . .  27

                                                            ARTICLE IV
                                        COVENANTS RELATING TO CONDUCT OF BUSINESS OF CAMCO

         4.1       Conduct of Business by Camco Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (a)    Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (b)    Dividends; Changes in Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (c)    Issuance of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (d)    Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (e)    No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (f)    No Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (g)    No Dissolution, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   (h)    Certain Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   (i)    Indebtedness; Leases; Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . .  30
                   (j)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   (k)    Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.2       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.3       Pooling of Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                            ARTICLE V
                                                      ADDITIONAL AGREEMENTS


         5.1       Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.2       Camco Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.3       Legal Conditions to Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.4       Agreements of Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.5       Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.6       Indemnification; Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . .  36
         5.7       Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.8       Accounting Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.9       Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.10      Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.11      Advice of Changes; SEC Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.12      Reorganization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.13      Delivery of Schlumberger Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.14      Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   (a)    Employment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   (b)    Benefits Accrued at the Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   (c)    General Agreement as to Employee Benefit Coverage after
                          the Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   (d)    Specific Agreements as to Employee Benefit Coverage after
                          the Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   (f)    Retention Bonus Program.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                   (g)    Collective Bargaining Exception.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   (h)    Transferred Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                            ARTICLE VI
                                                       CONDITIONS PRECEDENT

         6.1       Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . . . . . . . . . . . .  44
                   (a)    Camco Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   (b)    NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   (c)    Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   (d)    S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                   (e)    No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                   (f)    Pooling Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.2       Conditions of Obligations of STC and Sub   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                   (b)    Performance of Obligations of Camco . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                   (c)    Letters from Camco Directors and Executive Officers . . . . . . . . . . . . . . . . . . . .  46
                   (d)    Certifications and Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                   (e)    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (f)    Transaction Agreement.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

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
         6.3       Conditions of Obligations of Camco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (b)    Performance of Obligations of STC and Sub . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (c)    Certifications and Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (d)    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (e)    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (f)    Transaction Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                           ARTICLE VII
                                                    TERMINATION AND AMENDMENT

         7.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         7.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         7.3       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.4       Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                                           ARTICLE VIII
                                                        GENERAL PROVISIONS

         8.1       Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.2       Nonsurvival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . .  52
         8.3       Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.4       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.5       Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.6       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.7       Entire Agreement; No Third-Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.8       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.9       No Remedy in Certain Circumstances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.10      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.11      Enforcement of the Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

                           GLOSSARY OF DEFINED TERMS

Defined Term                                                                         Defined in Section
------------                                                                         ------------------

Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.2(a)
AICPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Camco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Camco Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(l)(i)
Camco Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(l)(i)
Camco Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.1
Camco Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1
Camco ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(l)(ii)
Camco Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(n)
Camco Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(j)
Camco Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(j)
Camco Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(i)
Camco Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
Camco Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.2
Camco Retirees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.14
Camco Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
Camco SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(d)
Camco Stock Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.5
Camco Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)(A)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2(b)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.1
Constituent Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3(a)
Continuing Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.14
Conversion Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.1(c)
Current Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(k)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(l)(i)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(c)(iii)
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2(a)
Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2(a)
FASB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Fractional Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2(e)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(d)

Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(c)(iii)
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)(B)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(c)(iii)
Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.6
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.6
Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.1(e)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(k)(ii)
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.3
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(a)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Notice of Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.2(b)
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.2(c)(iii)
OSHA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)(A)
Pension Benefit Guaranty Corporation  . . . . . . . . . . . . . . . . . . . . . . . .      3.1(l)(iv)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(c)(iii)
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)(C)
Remedial Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(o)(D)
Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(k)(i)
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(e)
Schlumberger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Schlumberger Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.1(c)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Recitals
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(d)
Significant Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.1(g)
STC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
STC Affiliated Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.2(a)
STC Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.2
STC Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.14
STC Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.2(d)
Superior Proposal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.2(c)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3(a)
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preamble
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.1(b)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(k)
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.2(b)
Transaction Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.2(f)
Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)

                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of June 18, 1998 (this "Merger Agreement"), among Schlumberger Technology Corporation, a Texas corporation ("STC"), Schlumberger OFS, Inc., a Delaware corporation and a wholly owned subsidiary of STC ("Sub"), and Camco International Inc., a Delaware corporation ("Camco").

                 WHEREAS, the Boards of Directors of STC, Sub and Camco have each approved the merger of Sub with and into Camco (the "Merger") upon the terms and subject to the conditions of this Merger Agreement, thus enabling STC to acquire all of the stock of Camco solely in exchange for voting stock of Schlumberger Limited, a Netherlands Antilles corporation and the parent of STC ("Schlumberger");

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

                 WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under the requirements of Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants (the "AICPA"), as amended by Statements of Financial Accounting Standards Board (the "FASB"), and the related interpretations of the AICPA, FASB, the Emerging Issues Task Force, and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"); and

                 WHEREAS, STC, Sub and Camco desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Camco at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable after the closing of the Merger (the "Closing").

         1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Merger Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas, unless another date or place is agreed to in writing by the parties.

         1.3     Effects of the Merger.

                 (a) At the Effective Time: (i) Sub shall be merged with and into Camco, the separate existence of Sub shall cease and Camco shall continue as the surviving corporation (Sub and Camco are sometimes referred to herein as the "Constituent Corporations" and Camco is sometimes referred to herein as the "Surviving Corporation") and the merger shall have such effects as are set forth in Section 259 of the DGCL; (ii) the Certificate of Incorporation of Camco shall be amended to change Camco's authorized shares of capital stock to 1,000 shares, par value $.001 per share, of common stock, and so amended shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Camco as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 (b) The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Camco ("Camco Common Stock") or capital stock of Sub:

                 (a) Stock of Sub. Each share of common stock, par value $1.00 per share, of Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation, and the stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and Related Party Stock. Each share of Camco Common Stock and all other shares of capital stock of Camco that are owned by Camco as treasury stock and any shares of Camco Common Stock and all other shares of capital stock of Camco owned in any case by STC, any entity controlling STC or any wholly owned Subsidiary (as hereinafter defined) of such entities or by any wholly owned Subsidiary of Camco shall be canceled and retired and shall cease to exist and no Schlumberger Common Stock or cash in lieu of fractional shares shall be delivered or deliverable in exchange therefor. As used in this Merger Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

                 (c) Exchange Ratio for Camco Common Stock. Subject to the provisions of Section 2.2(e) hereof, each share of Camco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall, at the Effective Time and without the requirement of any action by the holder thereof, be exchanged for and converted into 1.18 (the "Conversion Number") shares of voting common stock, par value $.01 per share, of Schlumberger ("Schlumberger Common Stock") to be delivered by Sub pursuant to the Merger. All references in this Merger Agreement to the Camco Common Stock to be received pursuant to the Merger shall be deemed to include the Camco Stock Purchase Rights. All such shares of Camco Common Stock, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a certificate for the shares of Schlumberger Common Stock and cash in lieu of fractional shares of Schlumberger Common Stock as contemplated by Section 2.2(e), upon the surrender of such certificate for shares of Camco Common Stock in accordance with
                          Section 2.2, without interest.

                 (d) Conversion of Stock Options. Each outstanding Camco Stock Option (as defined in Section 5.5) shall be converted as provided in Section 5.5.

                 (e) Adjustment of Conversion Number. If, subsequent to the date of this Agreement but prior to the Effective Time, the number of shares of Schlumberger Common Stock issued and outstanding is changed as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Conversion Number and other items dependent thereon shall be appropriately adjusted herein.

         2.2     Exchange of Certificates.

                 (a) Exchange Agent. As of the Effective Time, Sub shall deposit with Boston EquiServe LP or such other bank or trust company designated by STC or another member of the STC Affiliated Group (as defined below) and reasonably acceptable to Camco (the "Exchange Agent"), for the benefit of the holders of shares of Camco Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Schlumberger Common Stock (such shares of Schlumberger Common Stock, together with any dividends or distributions with respect thereto, and any cash deposits by STC in order to make payments in lieu of fractional shares or cash generated by sales of fractional shares of Schlumberger Common Stock in the open market pursuant to Section 2.2(e) being hereinafter collectively referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Camco Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Schlumberger Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund.
                          The Exchange Fund shall not be used for any other purpose. As used in this Merger Agreement, "STC Affiliated Group" means any entity controlling STC and any direct or indirect Subsidiary of such entity or of STC.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Camco Common Stock (the "Certificates") (other than Camco, STC, any entity controlling STC or any wholly owned Subsidiaries of any such entities): (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as STC or a designated member of the STC Affiliated Group may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Schlumberger Common Stock and any cash in lieu of a fractional share of Schlumberger Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by STC or a designated member of the STC Affiliated Group and reasonably acceptable to Camco, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Schlumberger Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and any cash in lieu of fractional shares of Schlumberger Common Stock as contemplated by Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Camco Common Stock which is not registered in the transfer records of Camco, a certificate representing the appropriate number of shares of Schlumberger Common Stock may be issued to a transferee if the Certificate representing such Camco Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Schlumberger Common Stock and cash in lieu of any fractional shares of Schlumberger Common Stock as contemplated by this Section 2.2 and all dividends or other distributions thereon with a record date after the Effective Time as contemplated by Section 2.2(c). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Schlumberger Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

                 (c) Distributions with Respect to Shares Prior to Exchange of Certificates. No dividends or other distributions with respect to Schlumberger Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Schlumberger Common Stock represented thereby as a result of the exchange and conversion provided in Section 2.1(c), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Schlumberger Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Schlumberger Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Schlumberger Common Stock.

                 (d) No Further Ownership Rights in Camco Common Stock. All shares of Schlumberger Common Stock issued in exchange for and upon the conversion of Camco Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Camco Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Camco on such shares of Camco Common Stock in accordance with the terms of this Merger Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Camco Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                 (e) No Fractional Shares. No certificates or scrip representing fractional shares of Schlumberger Common Stock shall be issued pursuant to this Article II, and, except as provided in this Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Schlumberger. In lieu of any fractional security, STC shall pay or cause the Exchange Agent to pay, to each holder of shares of Camco Common Stock who would otherwise have been entitled to a fraction of a share of Schlumberger Common Stock pursuant to this Article II, an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the fraction of a share of Schlumberger Common Stock to which such holder would otherwise have been entitled, multiplied by the closing sale price per share of Schlumberger Common Stock on the New York Stock Exchange on the last trading day immediately preceding the date of the Effective Time, and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of Schlumberger Common Stock pursuant to Section 2.2(c) (such dividends and distributions being herein called the "Fractional Dividends"). STC shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. For purposes of determining whether a holder of shares of Camco Common Stock is to receive payment in lieu of fractional shares, all shares of Camco Common Stock held of record by such holder shall be aggregated.

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of Camco for one year after the Effective Time shall be delivered to STC upon demand, and any stockholders of Camco who have not theretofore complied with this Article II shall thereafter look only to STC for payment of their claim for Schlumberger Common Stock or any cash in lieu of fractional shares of Schlumberger Common Stock and to Schlumberger for any dividends or distributions with respect to Schlumberger Common Stock.

                 (g) No Liability. Neither Camco nor STC or any other member of the STC Affiliated Group shall be liable to any holder of shares of Camco Common Stock or Schlumberger Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Schlumberger Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Camco. Subject to the exceptions set forth in the disclosure letter to be delivered to STC and Sub in connection herewith (the "Camco Disclosure Letter"), Camco represents and warrants to STC and Sub as follows:

                 (a) Organization, Standing and Power. Each of Camco and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect (as defined below) on Camco. Camco has heretofore delivered to STC complete and correct copies of its Certificate of Incorporation and Bylaws. Except as set forth in the exhibits to the Camco SEC Documents (as defined in Section 3.1(d)), Camco does not own, directly or indirectly, any capital stock or other ownership interest in any Subsidiary which would be required to be listed as a Subsidiary of Camco under the rules of the SEC with the filing by Camco of an Annual Report on Form 10-K. As used in this Merger Agreement a "Material Adverse Effect" shall mean any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of (i) in respect of Camco, Camco and its direct and indirect Subsidiaries, taken as a whole, and (ii) in respect of the STC Affiliated Group, all the members of the STC Affiliated Group taken as a whole; provided, however, a Material Adverse Effect shall not include
                          (A) any effect or change, including changes in national or international economic conditions, relating to or affecting the oil and gas service and equipment industry as a whole (including a decline in worldwide oil and gas commodity prices),
                          (B) changes, or possible changes, in foreign, Federal, state or local statutes and regulations, (C) the loss of employees, customers or suppliers by Camco or one or more of its Subsidiaries as a consequence of any announcement relating to the Merger or (D) any action taken or required to be taken to satisfy any requirement imposed in connection with the review of the Merger under the HSR Act.

                 (b) Capital Structure. As of the date hereof, the authorized capital stock of Camco consists of 100,000,000 shares of Camco Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Camco Preferred Stock"). One common share purchase right (each, a "Camco Right") issued pursuant to the Rights Agreement, dated as of December 15, 1994, between Camco and First Chicago Trust Company of New York, as rights agent, as amended by the First Amendment to Rights Agreement, dated as of October 21, 1997 (as so amended, the "Rights Agreement"), is associated with each
                          outstanding share of Camco Common Stock.   At the
                          close of business on June 8, 1998: (i) 37,968,796 shares of Camco Common Stock and no shares of Camco Preferred Stock were issued and outstanding, and an aggregate of 2,054,358 shares of Camco Common Stock and no shares of Camco Preferred Stock were reserved for issuance by Camco pursuant to the following plans:

                                  Plan                                                        Shares Reserved
                                  ----                                                        ---------------

                          The Camco 1997 Long-Term Incentive Plan                                    988,703

                          The Camco 1993 Long-Term Incentive Plan                                    644,505

                          The Production Operators Corp. 1992 Long-Term
                                  Incentive Plan                                                     205,385

                          The Production Operators Corp. 1980 Long-Term
                                  Incentive Plan                                                       2,600

                          The 1996 Savings Related Share Option Scheme                                81,500

                          The Camco Non-Employee Directors Stock Option
                                   Plan                                                              131,665

                          (collectively, the "Camco Stock Plans"); (ii) 800,802 shares of Camco Common Stock were held by Camco in its treasury; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which Camco stockholders may vote ("Voting Debt") were issued or outstanding. Except as set forth on Schedule 3.1(b) to the Camco Disclosure Letter, all outstanding shares of Camco Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on
                          Schedule 3.1(b) to the Camco Disclosure Letter, all outstanding shares of capital stock of the Subsidiaries of Camco have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares are owned by Camco, or a direct or indirect wholly owned Subsidiary of Camco, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) to the Camco Disclosure Letter and except for changes since June 8, 1998 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, the Camco Stock Plans or as contemplated by this Merger Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Camco; (ii) no securities of Camco or any Subsidiary of Camco convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Camco or any Subsidiary of Camco; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Camco or any Subsidiary of Camco is a party or by which it is bound in any case obligating Camco or any Subsidiary of Camco to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Camco or of any Subsidiary of Camco, or obligating Camco or any Subsidiary of Camco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Camco is a party or by which it is bound relating to the voting of any shares of the capital stock of Camco. There are no restrictions on Camco to vote the stock of any of its Subsidiaries.

                 (c)      Authority; No Violations; Consents and Approvals.

                          (i) The Board of Directors of Camco has approved the Merger and this Merger Agreement, by vote of the directors with no negative vote, and declared the Merger and this Merger Agreement to be in the best interests of the stockholders of Camco. The directors of Camco have advised Camco and STC that they intend to vote or cause to be voted all of the shares of Camco Common Stock for which they have voting power in favor of approval of the Merger and this Merger Agreement. Camco has all requisite corporate power and authority to enter into this Merger Agreement and, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of Camco in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Camco, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of Camco in accordance with the DGCL. This Merger Agreement has been duly executed and delivered by Camco and, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of Camco in accordance with the DGCL, and assuming this Merger Agreement constitutes the valid and binding obligation of STC and Sub, constitutes a valid and binding obligation of Camco enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                          (ii) Except as set forth on Schedule 3.1(c) to the Camco Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Camco or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws of Camco or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Camco or any of its Subsidiaries or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 3.1(c) to the Camco Disclosure Letter and in subparagraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the approval of the Merger and this Merger Agreement by the stockholders of Camco has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Camco or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Camco, materially impair the ability of Camco to perform its obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a

                 "Governmental Entity"), is required by or with respect to Camco or any of its Subsidiaries in connection with the execution and delivery of this Merger Agreement by Camco or the consummation by Camco of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect, except for: (A) the filing of a premerger notification report by Camco under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of Camco's stockholders to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Merger Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
                 (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (E) such filings and approvals as may be required by any applicable non-U.S. Governmental Entity; and
                 (F) such filings and approvals as may be required by any non-U.S. premerger notification, securities, corporate or other law, rule or regulation.

                 (d) SEC Documents. Camco has made available to STC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Camco with the SEC since December 31, 1995 and prior to the date of this Merger Agreement (the "Camco SEC Documents") which are all the documents that Camco was required to file with the SEC since such date. As of their respective dates, the Camco SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Camco SEC Documents, and none of the Camco SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Camco included in the Camco SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and other adjustments discussed therein) the consolidated financial position of Camco and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Camco and its consolidated Subsidiaries for the periods presented therein.

                 (e) Information Supplied. None of the information supplied or to be supplied by Camco for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Schlumberger Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Camco and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of Camco or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Camco or any of its Subsidiaries, or with respect to other information supplied by Camco for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Camco. The Proxy Statement, insofar as it relates to Camco or its Subsidiaries or other information supplied by Camco for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representations or warranties are made by Camco with respect to statements made or incorporated by reference therein based on information supplied by any member of the STC Affiliated Group.

                 (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Camco SEC Documents or on
                          Schedule 3.1(f) to the Camco Disclosure Letter, or except as contemplated by this Merger Agreement, since December 31, 1997, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Camco's capital stock, except for regular quarterly cash dividends of $.05 per share on Camco Common Stock; (ii) any amendment of any material term of any outstanding equity security of Camco or any Subsidiary; (iii) any repurchase, redemption or other acquisition by Camco or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Camco or any Subsidiary, except as contemplated by Camco Benefit Plans;

                          (iv) any material change in any method of accounting or accounting practice by Camco or any Subsidiary; or
                          (v) a Material Adverse Effect with respect to Camco.

                 (g) No Undisclosed Material Liabilities. Except as disclosed in the Camco SEC Documents or on Schedule 3.1(g) to the Camco Disclosure Letter, there are no liabilities of Camco or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on Camco, other than: (i) liabilities adequately provided for on the balance sheet of Camco dated as of March 31, 1998 (including the notes thereto) contained in Camco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (ii) liabilities incurred in the ordinary course of business since March 31, 1998;
                          (iii) liabilities under this Merger Agreement and the Transaction Agreement; and (iv) except as disclosed on Schedule 3.1(l)(i) to the Camco Disclosure Letter and in Section 5.14(f).

                 (h) No Default. Neither Camco nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of Camco and its Subsidiaries, their respective charter and bylaws, (ii) except as disclosed in
                          Schedule 3.1(h) to the Camco Disclosure Letter, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Camco or any of its Subsidiaries is now a party or by which Camco or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Camco or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Camco.

                 (i) Compliance with Applicable Laws. Camco and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Camco Permits"), except where the failure so to hold would not have a Material Adverse Effect on Camco. Camco and its Subsidiaries are in compliance with the terms of the Camco Permits, except where the failure so to comply would not have a Material Adverse Effect on Camco. Except as disclosed in the Camco SEC Documents or as set forth on Schedule 3.1(i), 3.1(k), 3.1(l), 3.1(m) or 3.1(o) to the Camco Disclosure Letter, the businesses of Camco and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Camco. Except as set forth on Schedule 3.1(i) to the Camco Disclosure Letter, no investigation or review by any Governmental Entity with respect to Camco or any of its Subsidiaries is pending or, to the best knowledge of Camco, threatened, other than those the outcome of which would not have a Material Adverse Effect on Camco.

                 (j) Litigation. Except as disclosed in the Camco SEC Documents or in the Camco litigation report previously delivered to STC, there is no (i) suit, action or proceeding pending, or, to the best knowledge of Camco, threatened against or effecting Camco or any Subsidiary of Camco ("Camco Litigation"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Camco or any Subsidiary of Camco ("Camco Order"), that would (in any case) have a Material Adverse Effect on Camco or prevent Camco from consummating the transactions contemplated by this Merger Agreement.

                 (k)      Taxes.

                          (i) Except as set forth on Schedule 3.1(k)(i) to the Camco Disclosure Letter, each of Camco, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely (taking into account any extensions) filed in correct form all federal and all material state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments which would not have a Material Adverse Effect on Camco in the aggregate or to the extent that liability therefor is reserved for in Camco's unaudited balance sheet at March 31, 1998 included in the most recent Quarterly Report on Form 10-Q of Camco (the "Current Balance Sheet")) for which Camco or any of its Subsidiaries may be liable, (C) established reserves which are included in the Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Camco and its Subsidiaries through the date of such Current Balance Sheet, and (D) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over, except where such failure to comply or to withhold would not have a Material Adverse Effect on Camco.

                          (ii) Schedule 3.1(k)(ii) to the Camco Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Camco and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. Except as adequately provided for in the

                 Camco SEC Documents or as set forth in Schedule 3.1(k)(ii) to the Camco Disclosure Letter, no federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Camco or any of its Subsidiaries would be liable, no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against Camco or any of its Subsidiaries by any federal, state, local or non-U.S. taxing authority with respect to any period.

                          (iii) Except as disclosed on Schedule 3.1(k)(iii) to the Camco Disclosure Letter, neither Camco nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Camco or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or non-U.S. Tax law that relates to the assets or operations of Camco or any of its Subsidiaries.

                          (iv) Except as disclosed on Schedule 3.1(k)(iv) to the Camco Disclosure Letter, there are no liens or security interests on any of the assets of Camco or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for taxes which are not yet delinquent.

                          (v) Except as disclosed on Schedule 3.1(k)(v) to the Camco Disclosure Letter, neither Camco nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

                          (vi) Neither Camco nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Camco or any of its Subsidiaries.

                          (vii) Except as set forth in Camco SEC Documents or as disclosed on Schedule 3.1(k)(vii) to the Camco Disclosure Letter, neither Camco nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

                          (viii) Except as disclosed on Schedule 3.1(k)(viii) to the Camco Disclosure Letter, neither Camco nor any of its Subsidiaries has any liability for Taxes under Treas. Reg.
                 Section 1.1502-6, or any similar provision of state, local or non-U.S. law, except for Taxes of the affiliated group of which Camco is the common parent corporation, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local or non-U.S. law.

                          (ix) Neither Camco nor any of its Subsidiaries has participated in any international boycott within the meaning of Section 999 of the Code.

                          (x) Except as disclosed on Schedule 3.1(k)(x) to the Camco Disclosure Letter and minor locations not material to the business of Camco and its U.S. Subsidiaries, neither Camco nor any of its Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

                          (xi) Neither Camco nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                 For purposes of this Merger Agreement, "Taxes" shall mean all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

                 (l)      Employee Matters; ERISA.

                          (i) Benefit Plans. Schedule 3.1(l)(i) to the Camco Disclosure Letter contains a true and complete list of each of the following items: each employee benefit plan, program or arrangement covering any current or former officer, director, employee or independent contractor of Camco (or any of its Subsidiaries) or any of their dependents or beneficiaries (each, a "Camco Beneficiary") including, but not limited to, any "employee benefit plan" within the meaning of
                 Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated or covered by ERISA, if Camco or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof but excluding immaterial plans maintained by Subsidiaries of Camco covering employees located outside the United States where such plans cover fewer than 100 people. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any Camco Beneficiary, whether or not terminated, if Camco or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "Camco Benefit Plans."

                          (ii) Contributions and Payments. All material contributions and other material payments required to have been made by Camco or any entity required to be aggregated therewith pursuant to Code Section 414 (a "Camco ERISA Affiliate") with respect to any Camco Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Merger Agreement have been reflected in the financial statements of Camco included in the Camco SEC Documents.

                          (iii) Qualification; Compliance. Each Camco Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified or the applicable remedial period applicable to the Plan will not have ended prior to the Effective Time, and, to the best knowledge of Camco, no event or condition exists or has occurred that would reasonably be expected to result in the revocation or denial of any such determination which would have a Material Adverse Effect on Camco. With respect to each Camco Benefit Plan, Camco and each Camco ERISA Affiliate are in compliance with, and each Camco Benefit Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S.
                 law), except for violations that would not have a Material Adverse Effect on Camco. To the best knowledge of Camco, except as set forth in Schedule 3.1(l)(iii), no Camco Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

                          (iv) Liabilities. With respect to the Camco Benefit Plans, individually and in the aggregate, and, to the best knowledge of Camco, there exists no condition or set of circumstances that could subject Camco or any Camco ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty Corporation ("PBGC"), or under any indemnity agreement to which Camco or any Camco ERISA Affiliate is a party), which liability, excluding liability for benefit claims, funding obligations and PBGC insurance premiums, each payable in the ordinary course, would have a Material Adverse Effect on Camco. No claim, action or litigation has been made, commenced or, to the best knowledge of Camco, threatened, by or against Camco or any of its Subsidiaries with respect to any Camco Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that would have a Material Adverse Effect on Camco.

                          (v) Retiree Welfare Plans. Except as disclosed in Schedule 3.1(l)(v) to the Camco Disclosure Letter, no Camco Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA
                 Section 601).

                          (vi)    Payments Resulting from Merger.    Except as
                 disclosed on Schedules 3.1(k)(v), 3.1(l)(vi), 4.1(h) and 5.14 to the Camco Disclosure Letter, the consummation or announcement of any transaction contemplated by this Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or Camco or any of their Subsidiaries to any Camco Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Camco Benefit Plan being established or increased, or becoming accelerated, vested or payable.

                          (vii) Funded Status of Plans. Each Camco Benefit Plan that is subject to either the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value not less than the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions utilized by such plan's independent actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, in which case those different assumptions shall apply for purposes of this representation. Camco and its Subsidiaries have no unfunded liabilities, as determined under local funding requirements, with respect to any Camco Benefit Plans that cover such non-U.S. employees which would, in the aggregate, have a Material Adverse Effect on Camco.

                          (viii)  Multiemployer Plans. Except as described on
                 Schedule 3.1(l)(viii) to the Camco Disclosure Letter, no Camco Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)). Except as disclosed in Schedule 3.1(l)(viii) to the Camco Disclosure Letter, neither Camco nor any Camco ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

                 (m) Labor Matters. Except as set forth in Schedule 3.1(m) to the Camco Disclosure Letter,

                          (i) neither Camco nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and to the knowledge of Camco and its Subsidiaries there is no current union representation dispute involving employees of Camco or any of its Subsidiaries nor does Camco or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                          (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Camco or any of its Subsidiaries pending, or, to the knowledge of Camco or any of its Subsidiaries, threatened, that has, or would have, a Material Adverse Effect on Camco;

                          (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Camco or any of its Subsidiaries pending, or, to the knowledge of Camco or any of its Subsidiaries, threatened, that has, or would have, a Material Adverse Effect on Camco;

                          (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Camco or any of its Subsidiaries, threatened, ]against or involving Camco or any of its Subsidiaries that has, or could have, a Material Adverse Effect on Camco;

                          (v) Camco and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not have, a Material Adverse Effect on Camco; and

                          (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Camco or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of Camco or any of its Subsidiaries is or may be entitled to claim indemnification from Camco or any of its Subsidiaries (A) pursuant to their respective charters or bylaws, (B) as provided in any indemnification agreement to which Camco or any Subsidiary of Camco is a party or (C) pursuant to applicable law that has, or would have, a Material Adverse Effect on Camco.

                 (n) Intangible Property. Camco and its Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs, know how, trade secrets, copyrights and other intellectual property rights which are material to the condition or conduct of the business operations of Camco and its Subsidiaries (collectively, the "Camco Intangible Property"). Except as set forth on Schedule 3.1(n) to the Camco Disclosure Letter, all of the Camco Intangible Property is owned by Camco or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those the failure to so own would not have a Material Adverse Effect on Camco. To the knowledge of Camco, the operation of the businesses of each of Camco or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made in connection therewith and neither Camco nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Camco Intangible Property is invalid or conflicts with the rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Camco Intangible Property and would individually or in the aggregate result in a Material Adverse Effect on Camco. All failures of the representations and warranties set forth in this
                          Section 3.1(n) to be true, in the aggregate, would not result in a Material Adverse Effect on Camco.

                 (o)      Environmental Matters.

                 For purposes of this Merger Agreement:

                                  (A)      "Environmental Law" means any
                          applicable law regulating, prohibiting or requiring the notification of Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C. Section 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C.
                          Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any other such applicable county, province, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

                                  (B)      "Hazardous Material" means any
                          substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or in the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

                                  (C)      "Release" means any release, spill,
                          effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

                                  (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

                          (i) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, the operations of Camco and its Subsidiaries have been and, as of the Closing Date, will be in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on Camco;

                          (ii) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, Camco and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not have a Material Adverse Effect on Camco;

                          (iii) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, Camco and its Subsidiaries are not subject to any outstanding written orders, investigations or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material which would have a Material Adverse Effect on Camco;

                          (iv) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, Camco and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or liability attributable to the Release of any Hazardous Material, which violations or liabilities, individually or in the aggregate, would have a Material Adverse Effect on Camco;

                          (v) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, neither Camco nor any of its Subsidiaries has any contingent liabilities in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that, individually or in the aggregate, would have a Material Adverse Effect on Camco;

                          (vi) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, the operations of Camco or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of Hazardous Material or any state equivalent are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Camco; and

                          (vii) Except as disclosed on Schedule 3.1(o) to the Camco Disclosure Letter, to the knowledge of Camco, there is not now on or in any property of Camco or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls, any of which ((A), (B), or (C) preceding), individually or in the aggregate, would have a Material Adverse Effect on Camco.

                 (p) Opinion of Financial Advisor. Camco has received the opinion of Morgan Stanley & Co. Incorporated (a copy of which has been delivered to STC) to the effect that, as of the date hereof, the Conversion Number is fair from a financial point of view to such holders.

                 (q) State Takeover Statutes; Vote Required. Camco has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Camco Common Stock is the only vote of the holders of any class or series of Camco capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby. Camco has taken such other action with respect to any other anti-takeover provisions in its Bylaws, Certificate of Incorporation or the Rights Agreement to the extent necessary to consummate the Merger on the terms set forth in this Merger Agreement.

                 (r) Accounting Matters. To the best knowledge of Camco's financial and accounting officers, prior to the date hereof, neither Camco nor any of its Subsidiaries has taken any action that (without giving effect to any action taken or agreed to be taken by STC or any of its Subsidiaries) would jeopardize the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

                 (s)      Beneficial Ownership of Schlumberger Common Stock.
                          As of the date hereof, assuming the accuracy of the representation set forth in Section 3.2(b), neither Camco nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate one percent (1%) or more of the outstanding Schlumberger Common Stock.

                 (t) Insurance. Camco maintains insurance coverage reasonably adequate for the operation of the business of Camco and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage.

                 (u) Brokers. Except as disclosed on Schedule 3.1(u) to the Camco Disclosure Letter hereof, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Camco.

                 (v) Material Contracts and Agreements. All material contracts of Camco and its Subsidiaries have been included in Camco SEC Documents unless not required to be so included pursuant to the rules and regulations of the SEC. Schedule 3.1(v) to the Camco Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which Camco or any of its Subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to Camco's Annual Report on Form 10-K for the year ended December 31, 1997, or, based on information currently available to Camco, are expected to be required to be filed as an exhibit to Camco's Annual Report on Form 10-K for the year ended December 31, 1998.

                 (w)      Title to Properties.

                          (i) Each of Camco and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Camco SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which Camco or any of the Subsidiaries has leasehold interests, are free and clear of all liens, other than those set forth in the Camco SEC Documents, and except for liens, that, in the aggregate, do not and will not materially interfere with the ability of Camco or any of its Subsidiaries to conduct business as currently conducted.

                          (ii) Except as would not have a Material Adverse Effect on Camco, each of Camco and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Camco and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                 (x) Amendment to the Camco Rights Agreement. Camco has amended the Rights Agreement so that none of the execution and delivery of this Merger Agreement, the conversion of shares of Camco Common Stock into the right to receive Schlumberger Common Stock in accordance with Article II of this Merger Agreement, and the consummation of the Merger or any other transaction contemplated hereby will cause (A) the Camco Rights to become exercisable under the Rights Agreement, (B) any member of the STC Affiliated Group to be deemed an "Acquiring Person" (as defined in the Rights Agreement), (C) the provisions of Section 11 or Section 13 to become applicable to any such event or (D) the "Distribution Date" or the "Share Acquisition Date" (each as defined in the Rights Agreement) to occur upon any such event, and so that the "Expiration Date" (as defined in the Rights Agreement) of the Camco Rights will occur immediately prior to the Effective Time. Camco has delivered to STC a true and complete copy of the Rights Agreement, as amended to date.

         3.2 Representations and Warranties of STC and Sub. Subject to the exceptions set forth in the disclosure letter to be delivered to Camco in connection herewith (the "STC Disclosure Letter"), STC and Sub jointly and severally represent and warrant to Camco as follows:

                 (a) Organization, Standing and Power. Each of STC and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect on the STC Affiliated Group.

                 (b) Capital Structure. As of the date hereof, the authorized capital stock of STC consists of 1,000 shares of common stock, par value $100 per share, 500 shares of which are validly issued, fully paid and nonassessable, and are owned by Schlumberger and the balance of which are not issued or outstanding. As of the date hereof, the authorized capital stock of Sub consists of 10,000 shares of common stock, par value $1.00 per share, 1,000 shares of which are validly issued, fully paid and nonassessable, and are owned by STC and the balance of which are not issued or outstanding. Sub was formed solely for the purpose of participating in the Merger, has no assets other than (i) that amount of cash which is required for it to be organized as a corporation under the DGCL and (ii) such shares of Schlumberger Common Stock as are necessary to effect the transactions contemplated hereby and has conducted no activities to date, other than in connection with the Merger.

                 (c)      Authority; No Violations, Consents and Approvals.

                          (i) Each of STC and Sub has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of STC and Sub. This Merger Agreement has been duly executed and delivered by STC and Sub. Assuming this Merger Agreement constitutes the valid and binding obligation of Camco, it also constitutes a valid and binding obligation of each of STC and Sub and is enforceable against each of them in accordance with its terms; provided, however, that such enforceability is subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                          (ii) Except as set forth on Schedule 3.2(c)(ii) to the STC Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of STC or Sub under, any provision of (A) the Certificate of Incorporation or Bylaws of STC or Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to STC or Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to STC or Sub or any of properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the STC Affiliated Group, materially impair the ability of STC or Sub to perform its respective obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to STC or any other member of the STC Affiliated Group in connection with the execution and delivery of this Merger Agreement by STC and Sub or the consummation by STC and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on the STC Affiliated Group, except for: (A) the filing of a premerger notification report under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Merger Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) filings with, and approval of, the New York Stock Exchange, Inc. (the "NYSE"); (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; (F) such filings and approvals as may be required by any applicable non-U.S. Governmental Entity; and (G) such filings and approvals as may be required by any non-U.S. premerger notification, securities, corporate or other law, rule or regulation.

                 (d) Litigation. Except as disclosed on Schedule 3.2(d) to the STC Disclosure Letter, there is no (i) suit, action or proceeding pending, or, to the best knowledge of STC, threatened against or affecting any member of the STC Affiliated Group ("STC Litigation"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against STC or any Subsidiary of STC, that would (in any case) have a Material Adverse Effect on the STC Affiliated Group or prevent STC or Sub from consummating the transactions contemplated by this Merger Agreement.

                 (e) Accounting Matters. To the best knowledge of STC's financial and accounting officers, prior to the date hereof, no member of the STC Affiliated Group has taken any action that (without giving effect to any action taken or agreed to be taken by Camco or any of its Subsidiaries) would jeopardize the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

                 (f) Beneficial Ownership of Camco Common Stock. As of the date hereof, neither STC nor any member of the STC Affiliated Group "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any shares of Camco Common Stock.

                 (g) Transaction Agreement. The representations and warranties made by any member of the STC Affiliated Group which is a party to the Transaction Agreement are true and correct in all material respects as set forth therein.

                 (h) No Other Consideration for Camco Common Stock. Neither STC nor any member of the STC Affiliated Group (i) owns any stock of Camco, (ii) has previously owned any stock of Camco, except for stock (if any) which was subsequently disposed of to unrelated parties, (iii) has any plan or intention to acquire any stock of Camco, other than as provided herein, or (iv) has agreed to pay, will pay or will cause to be paid any consideration (whether material or immaterial) for shares of Camco capital stock other than the shares of Schlumberger Common Stock described herein and any payments in lieu of fractional shares described in Section 2.2(e), which consideration could cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(B) of the Code.

                                   ARTICLE IV
               COVENANTS RELATING TO CONDUCT OF BUSINESS OF CAMCO

         4.1 Conduct of Business by Camco Pending the Merger. During the period from the date of this Merger Agreement and continuing until the Effective Time, Camco agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Merger Agreement, or to the extent that STC shall otherwise consent in writing):

                 (a) Ordinary Course. Except as provided on Schedule 4.1(a) to the Camco Disclosure Letter, each of Camco and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it, in each case consistent with past practices, to the end that its goodwill and ongoing business shall not be impaired in any material respect to the fullest extent reasonably possible at the Effective Time.

                 (b)      Dividends; Changes in Stock.  Except as provided on
                          Schedule 4.1(b) to the Camco Disclosure Letter, Camco shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except for the declaration and payment of regular quarterly cash dividends not in excess of $.05 per share of Camco Common Stock and dividends from a Subsidiary of Camco to Camco or another Subsidiary of Camco and except for cash distributions paid on or with respect to partnership interests of a Subsidiary of Camco; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Camco capital stock; or
                          (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of Camco's capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

                 (c)      Issuance of Securities.  Except as provided on
                          Schedule 4.1(c) to the Camco Disclosure Letter, Camco shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than:
                          (i) the issuance of Camco Common Stock upon the exercise of stock options granted under the Camco Stock Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock-based awards made prior to the date hereof pursuant to the Camco Stock Plans; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent.

                 (d) Governing Documents. Except as contemplated hereby or in connection herewith, Camco shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

                 (e) No Acquisitions. Except for proposed acquisitions listed on Schedule 4.1(e) to the Camco Disclosure Letter, Camco shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof involving the payment of consideration in excess of $5 million in the aggregate without the prior written consent of STC.

                 (f) No Dispositions. Other than: (i) dispositions or proposed dispositions listed on Schedule 4.1(f) to the Camco Disclosure Letter; (ii) as may be necessary or required by law to consummate the transactions contemplated hereby; (iii) sales or leases in the ordinary course of business consistent with past practice or (iv) other dispositions not aggregating more than $5 million, Camco shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets without the prior written consent of STC.

                 (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Merger Agreement, Camco shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Camco or any of its Subsidiaries that would constitute a "significant subsidiary" within the meaning of Rule 1.02 of Regulation S-X promulgated under the Securities Act (a "Significant Subsidiary").

                 (h) Certain Employee Matters. Except as set forth on Schedules 3.1(k)(v), 3.1(l)(i), 3.1(l)(vi) and 4.1(h)
                          to the Camco Disclosure Letter and in Section 5.14 or as may be required by applicable law or any agreement to which Camco or any Camco ERISA Affiliate is a party on the date hereof or as expressly contemplated by this Merger Agreement Camco shall not, nor shall it permit any Camco ERISA Affiliate to:

                          (i)     amend, or increase the amount of (or
                                  accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, and maintained by, contributed to or entered into by, Camco or any Camco ERISA Affiliate, including, without limitation, the existing Camco Benefit Plans;

                          (ii) increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Camco or any Camco ERISA Affiliate, except increases in the ordinary course of business consistent with past practice;

                          (iii) adopt, establish or implement any plan, policy or other arrangement providing for any form of benefits or other compensation to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Camco or any Camco ERISA Affiliate;

                          (iv) enter into or amend any employment agreement, severance agreement, or other contract, agreement or arrangement with any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Camco or any Camco ERISA Affiliate; or

                          (v) pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated by any of the existing Camco Benefit Plans as in effect on the date of this Merger Agreement to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of Camco or any Camco ERISA Affiliate.

                 (i) Indebtedness; Leases; Capital Expenditures. Except as set forth on Schedule 4.1(i) to the Camco Disclosure Letter, Camco shall not, nor shall Camco permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except for working capital under Camco's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Camco or any of its Subsidiaries or guarantee any debt securities of others if the aggregate amount of all such indebtedness incurred or guaranteed exceeds $25 million, (B) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Camco or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (C) commit to aggregate capital expenditures in excess of $25 million outside the capital budget, as approved by Camco prior to the date hereof and disclosed on Schedule 4.1(i) to the Camco Disclosure Letter.

                 (j) Taxes. Neither Camco nor any of its Subsidiaries shall make any material election relating to Taxes or compromise any material Tax liability.

                 (k) Accounting. Neither Camco nor any of its Subsidiaries shall change any material accounting principle used by it, except as required by statement, rules or regulations promulgated by the FASB or the SEC.

         4.2     No Solicitation.

                 (a) Camco will not, and will not authorize or permit any of its officers, directors, agents and other representatives or those of any of its Subsidiaries (collectively, "Camco Representatives") to, and will not authorize any employee of Camco or any of its Subsidiaries to and on becoming aware of will take all reasonable actions to stop the employee from continuing to, directly or indirectly, solicit or initiate or encourage (including by way of furnishing information) any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that, notwithstanding any other provision of this Merger Agreement, Camco may, prior to the vote of the stockholders of Camco for approval of the Merger, but not thereafter if the Merger is approved thereby, in response and only in response to a written request made without any solicitation, initiation, encouragement, discussion or negotiation by Camco or any Camco Representatives, furnish information concerning Camco to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantiality the same terms (provided that the Camco Board of Directors may, if required by its fiduciary duties, permit an offer to be received from such group in accordance with the terms of such confidentiality agreement) as the Confidentiality Agreements between Camco and STC described in Section
                          5.1 hereof, provided that the Board of Directors of Camco shall conclude in good faith on the basis of the written advice of outside counsel to Camco that such action is necessary in order for the Board of Directors of Camco to act in a manner that is consistent with its fiduciary obligations under applicable law. Camco shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Camco or any Camco Representatives with respect to any Acquisition Proposal existing on the date hereof. Camco will promptly notify STC of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. It is understood that any violation of this Section 4.2 by Camco or any Camco Representative shall be deemed a material breach of this Merger Agreement by Camco. As used in this Merger Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by STC or another member of the STC Affiliated Group, for a tender or exchange offer, a merger, consolidation or other business combination involving Camco or any Significant Subsidiary of Camco or any proposal to acquire in any manner a substantial (15% or more) equity interest in, or substantially all of the assets of, Camco or any of its Significant Subsidiaries.

                 (b) Neither the Board of Directors of Camco nor any committee thereof shall, except in connection with the termination of this Merger Agreement pursuant to
                          Section 7.1(a), (b) or (d), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Schlumberger or STC, the approval or recommendation by the Board of Directors of Camco or any such committee of this Merger Agreement or the Merger, or take any action having such effect, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of Camco receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a Superior Proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Merger Agreement or the Merger and may (subject to the following sentence) terminate this Merger Agreement, in each case at any time after midnight on the second business day following STC's receipt of written notice (a "Notice of Superior Proposal") advising STC that the Board of Directors has received an Acquisition Proposal which it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such Superior Proposal. Camco may terminate this Merger Agreement pursuant to the preceding sentence only if the stockholders of Camco shall not yet have voted upon the Merger and Camco shall have paid to STC the Termination Fee (as defined in Section 7.2(b)). Any of the foregoing to the contrary notwithstanding, Camco may engage in discussions with any party that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a Superior Proposal. Nothing contained herein shall prohibit Camco from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following STC's receipt of a Notice of Superior Proposal.

                 (c) For purposes of this Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, all of the Camco Common Stock then outstanding or all or substantially all of the assets of Camco and its Subsidiaries, and otherwise on terms which a majority of the disinterested members of the Board of Directors of Camco determines in its good faith reasonable judgment (based on the written advice of a financial advisor of national recognized reputation, a copy of which shall be provided to STC) to be more favorable to Camco's stockholders than the Merger. In reaching such good faith determination, the Board of Directors of Camco will give significant consideration to whether an Acquisition Proposal includes definite financing.

         4.3 Pooling of Interests. If so requested by STC, Camco shall, and shall cause its independent accountants and other representatives to, fully cooperate with STC, its independent accountants and other representatives in seeking to obtain confirmation from the SEC that the Merger may be accounted for as a "pooling of interests."

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         5.1 Access to Information. Subject to the provisions of Section 5.3, upon reasonable notice, Camco shall afford to the officers, employees, accountants, counsel and other representatives of STC, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Camco shall furnish promptly to STC or a designated member of the STC Affiliated Group (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period purs uant to SEC requirements and (b) all other information concerning its business, properties and personnel as STC or the other members of the STC Affiliated Group may reasonably request. Upon reasonable notice, STC shall provide the officers, employees, accountants, counsel and other representatives of Camco such information and materials concerning STC and the other members of the STC Affiliated Group as is reasonably necessary for Camco to complete its due diligence with respect to this Merger Agreement and the Transaction Agreement. Camco agrees that neither Camco nor any of its Subsidiaries or any representatives of any of the foregoing entities will use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Merger Agreement and the Transaction Agreement. STC agrees that no member of the STC Affiliated Group, or any representative of any member of the STC Affiliated Group will use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Merger Agreement and the Transaction Agreement. Notwithstanding the foregoing, neither Camco nor STC shall be required to give the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than Camco and its subsidiaries on the one hand or a member of the STC Affiliated Group on the other. The Confidentiality Agreements dated as of May 11, 1998 between STC and Camco (the "Confidentiality Agreements") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

         5.2 Camco Stockholders' Meeting. Camco shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Merger Agreement and the Merger. Subject to Sections 4.2(a) and (b), Camco will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its best efforts to obtain approval and adoption of this Merger Agreement and the Merger by its stockholders. Camco shall use all reasonable efforts to hold such meeting as soon as practicable after the date upon which the S-4 becomes effective.

         5.3     Legal Conditions to Merger.

                 (i) Except as otherwise provided herein, each of Camco, STC and Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Camco and STC will, and will cause its respective Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by Camco, STC or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Merger Agreement, including complying with any requests or orders made by the Justice Department or the Federal Trade Commission in connection with the Merger.

                 (ii) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act. Except as otherwise required by United States regulatory considerations, Camco will furnish to STC copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between Camco, or any of its respective representatives, on the one hand, and any governmental entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided; however, that (x) with respect to documents and other materials filed by or on behalf of Camco with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by STC, copies will not be required to be provided to STC and (y) with respect to any Camco HSR Documents (1) that contain any information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to STC because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Camco to furnish any such Camco HSR Documents to STC shall be satisfied by the delivery of such Camco HSR Documents on a confidential basis to Baker & Botts, L.L.P., pursuant to a confidentiality agreement in form and substance reasonably satisfactory to STC. Except as otherwise required by United States regulatory considerations, STC will furnish to Camco copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "STC HSR Documents")) between STC or any of its representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of STC with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Camco, copies will not be required to be provided to Camco, and (y) with respect to any STC HSR Documents (1) that contain information which, in the reasonable judgment of Baker & Botts, L.L.P., should not be furnished to Camco because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of STC to furnish any such STC HSR Documents to Camco shall be satisfied by the delivery of such STC HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Camco.

                 (iii) In the event that any governmental body with jurisdiction of this Merger shall require any member of the STC Affiliated Group to agree to take or not to take any action as a condition to approving or not objecting to the Merger, STC will take such action
                          (A) if the loss in annual revenues to the Surviving Corporation would reasonably be expected not to exceed $75 million during the ensuing twelve months following the Closing, or (B) if STC otherwise considers it reasonable and appropriate in the circumstances to take such action.

         5.4 Agreements of Others. No later than five days prior to the day on which the meeting of stockholders of Camco to approve the Merger is held, Camco shall use its best efforts to cause each person who STC reasonably believes to be an affiliate of Camco within the meaning of Rule 145 of the General Rules and Regulations of the SEC under the Securities Act, after consultation with Camco and its legal counsel, to deliver (a) a written agreement, in the form to be approved by STC and Camco, that such persons will not sell, pledge, transfer or otherwise dispose of any shares of Schlumberger Common Stock issued to such persons pursuant to the Merger or any other shares of Schlumberger Common Stock that such persons control the disposition of, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act and (b) a written agreement, in the form to be approved by STC and Camco, that such persons will not sell or in any other way reduce his or her risk relative to any shares of Schlumberger Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC.

         5.5 Stock Options. At the Effective Time, each outstanding option to purchase Camco Common Stock and any stock appreciation rights related thereto that has been granted pursuant to the Camco Stock Plans ("Camco Stock Option"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Camco Stock Option, a number of shares of Schlumberger Common Stock equal to the number of shares of Camco Common Stock purchasable pursuant to such Camco Stock Option multiplied by the Conversion Number, at a price per share equal to the per-share exercise price for the shares of Camco Common Stock purchasable pursuant to such Camco Stock Option divided by the Conversion Number; provided, however, that in the case of any Camco Stock Option to which Code Section 421 applies by reason of its qualification under any of the Code Sections 422-424, the exercise price and number of shares subject to such option shall be determined in a manner that meets the requirements for issuing or assuming a stock option in a transaction to which Code Section 424(a) applies and provided further, that the number of shares of Schlumberger Common Stock that may be purchased upon exercise of such Camco Stock Option shall not include any fractional share and, upon exercise of such Camco Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Schlumberger Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

         5.6     Indemnification; Directors' and Officers' Insurance.

                 (a) Camco shall, and from and after the Effective Time, STC and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Camco or any of its Subsidiaries or an employee of Camco or any of its Subsidiaries who acts as a fiduciary under any Camco Benefit Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of Camco or any Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith) ("Indemnified Liabilities"). Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Camco (or after the Effective Time, STC and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.6, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 (b) STC shall use its reasonable best efforts to purchase and maintain in effect for the benefit of the Indemnified Parties for a period of six years after the Effective Time, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by Camco and its Subsidiaries as of the date of this Merger Agreement with respect to matters arising before the Effective Time, provided that STC shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Camco prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                 (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation or by-laws of Camco or its subsidiaries and in any indemnification agreements to which they are parties shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights for acts or omissions prior to the Effective Time in full force and effect in accordance with their terms and STC shall be financially responsible therefor. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, and his or her heirs and representatives.

         5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.8 Accounting Matters. During the period from the date of this Merger Agreement through the Effective Time, unless the parties shall otherwise agree in writing, neither STC nor Camco or any of their respective Subsidiaries shall take or fail to take any reasonable action which action or failure to act would knowingly jeopardize the treatment of Camco's combination with Sub as a pooling of interests for accounting purposes and each of STC and Camco will take all reasonable steps to permit the Merger to be treated as a pooling of interest for accounting purposes.

         5.9 Public Announcements. STC and Camco will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Merger Agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

         5.10 Other Actions. Except as contemplated by this Merger Agreement, neither STC nor Camco shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

         5.11 Advice of Changes; SEC Filings. STC and Camco shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the STC Affiliated Group or Camco, as the case may be. Camco and STC shall promptly provide each other (or their respective counsel) copies of all filings made by such party (or in the case of STC, made by Schlumberger) with the SEC or any other state or federal Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby.

         5.12 Reorganization It is the intention of STC and Camco that the Merger will qualify as a reorganization described in Section 368(a)(1)(B) of the Code (and any comparable provisions of applicable state law). Neither Camco nor STC (or any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

         5.13 Delivery of Schlumberger Common Stock. Prior to the Merger, STC will acquire and will contribute to Sub that number of shares of Schlumberger Common Stock which Sub is required to deliver pursuant to Section 2.1(c).

         5.14    Employee Matters.

                 (a) Employment. STC and Camco agree that all employees of Camco and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time (referred to herein during such continuing employment as "Continuing Employees").

                 (b) Benefits Accrued at the Effective Time. STC will take, or cause the appropriate member of the STC Group (as defined below) to take, all actions necessary to preserve and maintain with respect to the Camco Benefit Plans in effect at the Effective Time, benefits accrued and service credit accrued to the Continuing Employees and the Camco Retirees during employment with Camco and its Subsidiaries prior to the Effective Time; provided, however, that unless otherwise expressly provided in this Agreement, nothing contained in this Section 5.14 shall preclude any member of the STC Group from amending any such plan to cease the accrual of benefits thereunder after the Effective Time or terminating any such plan provided such amendment or termination does not adversely affect the benefits accrued thereunder, if any, at the Effective Time. As used herein, the "STC Group" means the Surviving Corporation and all members of the STC Affiliated Group.

                 (c) General Agreement as to Employee Benefit Coverage after the Effective Time. Unless otherwise expressly addressed in this Section 5.14, this Section 5.14(c) shall govern the obligations of the STC Group with respect to employee benefits for Continuing Employees and for employees who are eligible for retirement benefits attributable to employment with Camco or a Camco Affiliate, whether before, at or after the Effective Time (referred to herein as "Camco Retirees").

                          (i) Benefit Coverage. STC will take, and cause the appropriate member of the STC Group to take, such actions as are necessary so that for the remainder of the calendar year in which the Effective Time occurs, Continuing Employees and Camco Retirees will be provided with employee benefit plans, programs, policies and arrangements that are no less favorable to such employees and retirees as those provided as of the Effective Time. Thereafter, the STC Group will provide the Continuing Employees and Camco Retirees with benefits that, in the aggregate, are not less favorable than those then provided to Similarly Situated Employees (as defined in the next sentence). As used herein, the phrase "Similarly Situated Employees" means that group of employees (or retirees, as applicable) of the STC Group principally employed in the oil field service operations of the STC Group generally whose job descriptions, working conditions, wage rates and other conditions of employment are (or were) the most similar to those of the Continuing Employees (or the Camco Retirees) or, if there is no such group of employees, a group of employees engaged in the drilling or completing of oil and/or gas wells, all as reasonably determined by STC.

                          (ii) Service Crediting. In the event a STC Group employee benefit plan, program, policy or arrangement is made available to Continuing Employees or Camco Retirees, all periods of service with Camco and its Subsidiaries and any other entity that is within the same controlled group as Camco under Section 414(b), (c), (m) or (o) of the Code or
                                  Section 4001 of ERISA (the "Camco Controlled
                                  Group"), will be credited to such employees or retirees for all purposes (other than accrual of benefits), including vesting and the eligibility to participate and receive benefits for which a specified period of service is required under such STC Group employee benefit plan, program, policy or arrangement.

                          (iii) Certain Welfare Plan Provisions. STC will take, or cause the appropriate member of the STC Group to take, such actions as are necessary so that Continuing Employees and Camco Retirees shall not be subject to preexisting condition exclusions or waiting periods for welfare benefit plan coverages (except to the extent so subject prior to the Effective
                                  Time) under any STC Group welfare benefit plan that is made available to them and shall receive full credit for any copayments and deductibles already incurred under the comparable plan of Camco and its Subsidiaries during the applicable plan year in which the Effective Time occurs.

                 (d) Specific Agreements as to Employee Benefit Coverage after the Effective Time. The following provisions shall modify the obligations of the STC Group under
                          Section 5.14(c) to the extent set forth below.

                          (i) Severance Policies or Plans. For the period commencing on the Effective Time and ending on December 31, 1999, a Continuing Employee who is not a party to an individual agreement providing for the payment of severance benefits shall be provided with continued coverage under the Camco Benefit Plan providing for severance benefit coverage to the Continuing Employee at the Effective Time or, if any member of the STC Group maintains a severance plan that would otherwise cover the Continuing Employee by its terms and such plan would provide greater benefits to the Continuing Employee, the employee instead shall be provided with coverage under such superior STC Group severance plan while eligible for such plan during the period commencing on the Effective Time and ending on December 31, 1999. From and after January 1, 2000, for as long as the STC Group maintains a severance plan for its Similarly Situated Employees, a Continuing Employee who is not a party to an individual severance agreement shall be provided with coverage under the STC Group severance plan. Continuing Employees will accrue severance plan credit at the same rate as Similarly Situated Employees and, for this purpose, years of service with the Camco Controlled Group prior to the Effective Time will be credited.

                          (ii) Management and Sales Incentive Compensation Programs. The following provisions shall apply to those Camco Benefit Plans that provide for management and sales incentive compensation and that are in effect at the Effective Time. In the event that a participant in an incentive compensation program ceases to be an employee for any reason other than termination for cause or voluntary resignation, or in the event that a participant is reassigned to a business unit which is no longer within the Camco incentive compensation measurements, the participant will receive an incentive compensation payment as measured against the plan at the end of the prior quarter and based on an annual award prorated for the fraction of the year up to the change in employment status. In the event that a reorganization results in a business unit being removed from the Camco incentive compensation measurements, the measurements of the plan will be adjusted to eliminate the objectives of that business unit from the performance evaluation for calculation of incentive compensation payments for the remaining business units. Voluntary resignation shall not include termination under Section 2(a) of a Camco Executive Severance Agreement.

                          (iii) Qualified Defined Contribution Plans. No Camco Benefit Plan that is a qualified defined contribution pension plan shall be terminated in a manner that would generate a distributable event to a participant (unless the corresponding plan(s) maintained by the STC Group for Similarly Situated Employees are also so terminated). The STC Group may make employer contributions under qualified defined contribution plans for Continuing Employees at a rate or level that differ from the contributions made under such plans for Similarly Situated Employees based on the relative profits of the STC Group operating unit or division employing Continuing Employees as compared to the profits of the STC Group operating unit or division employing Similarly Situated Employees.

                          (iv)    Qualified Defined Benefit Plans.

                                        (A)     Freeze of Benefit Accruals.
                                  Benefit accruals by a participant in any Camco Benefit Plan that is a qualified defined benefit pension plan (a "Camco Defined Benefit Plan") may be frozen by a member of the STC Group at any time on or after the close of the calendar year in which the Effective Time occurs, provided that the definition for compensation includes covered earnings up to the date the plan is frozen and further provided that Continuing Employees then commence accruing a benefit under a qualified defined benefit pension plan sponsored by a member of the STC Group (a "STC Group Defined Benefit Plan") if Similarly Situated Employees are then accruing a benefit under such a plan. An ad hoc benefit adjustment shall be made to the frozen benefit attributable to the Camco Defined Benefit Plan to the extent such an adjustment is made under a STC Group Defined Benefit Plan.

                                        (B)     Service Crediting.  In the
                                  event that the benefit accrual of a
                                  Continuing Employee under a Camco Defined
                                  Benefit Plan is frozen, or a Camco Defined
                                  Benefit Plan is merged into a STC Group
                                  Defined Benefit Plan, the following service crediting provisions (in addition to any service crediting provisions of Section 5.14(c) that are not inconsistent with this paragraph) shall apply to any benefit accrued after the Effective Time under such STC Group Defined Benefit Plan: Continuing Employees will be credited with service equal to the employees' accrued vesting service under the Camco Defined Benefit Plan for periods prior to the Effective Time, for purposes of vesting, eligibility to participate, eligibility for enhanced levels of benefit accrual and eligibility for early retirement.

                                        (C)     Early Retirement.
                                  Notwithstanding the foregoing, the early retirement provisions of the Camco Defined Benefit Plan that is merged into a STC Group Defined Benefit Plan or under which the accrued benefit of a Continuing Employee is frozen shall continue to apply to the benefit accrued under the provisions of the Camco Defined Benefit Plan rather than the early retirement provisions of the STC Group Defined Benefit Plan. To the extent that a Continuing Employee commences receipt of an early retirement benefit under a STC Group Defined Benefit Plan prior to the time that the benefit accrued under a Camco Defined Benefit Plan would be payable, the benefit accrued under the Camco Defined Benefit Plan shall nevertheless commence being paid at the same time as the benefit under the STC Group Defined Benefit Plan, but shall be actuarially reduced to reflect such early commencement.

                          (v) Retiree Medical Coverage. For so long as the STC Group provides retiree medical coverage to its eligible retiring Similarly Situated Employees, retiree medical coverage under a Camco Benefit Plan or a plan maintained by a member of the STC Group shall be made available to eligible Camco Retirees. The STC Group may impose eligibility criteria of attainment of age 60 during employment with 20 years of service (within the meaning of the vesting service definition of the Camco Benefit Plan that is a qualified defined benefit pension plan and that covers the employee at the Effective Time) for such coverage, but no more restrictive eligibility criteria unless such more restrictive criteria also applies to Similarly Situated Employees. However, a Continuing Employee who, at the Effective Time, is age 55 and has accrued 15 or more years of service shall be eligible, upon an involuntary termination of employment entitling the employee to benefits under a STC Group or Camco severance plan or agreement, for the same retiree medical coverage provided to other Camco Retirees, notwithstanding the age and service eligibility criteria otherwise applicable for retiree medical coverage. Camco Retirees may be required to pay premiums for retiree medical coverage up to, but not in excess of, the highest premium permitted to be charged for such continuation coverage under the Consolidated Omnibus Budget

                                  Reconciliation Act of 1986 unless higher premiums also are required from Similarly Situated Employees who retire.

                          (vii) U.K. Performance Related Pay (PRP) Plans. Camco Benefit Plans that are PRP plans will not be discontinued prior to the close of the calendar year in which the Effective Time occurs.

                          (viii) Health Care and Dependent Care Flexible Spending Accounts. Camco Benefit Plans that are flexible spending accounts within the meaning of Code Section 125 and the regulations thereunder will not be discontinued prior to the close of the calendar year in which the Effective Time occurs.

                 (e) Vacation. With respect to the calendar year in which the Effective Time occurs, a Continuing Employee will be permitted to take vacation after the Effective Time (in accordance with the STC Group vacation policies generally applicable to Similarly Situated Employees) for accrued and unused vacation days (determined under the vacation policies of Camco) that such Continuing Employee is entitled to use for the calendar year in which the Effective Time occurs. Continuing Employees shall receive pay in lieu of such unused vacation time at the end of the calendar year in which the Effective Time occurs. In addition, with respect to vacation time that is earned during the calendar year in which the Effective Time occurs (which may be taken in the subsequent calendar year under the vacation policies of Camco) (the "Vacation Accrual"), the Vacation Accrual shall, on the first day of such subsequent calendar year, be credited to the Continuing Employees' vacation credit accounts under the applicable STC Group vacation policy for the calendar year following the Effective Time, up to the maximum allowed under the vacation policies of the STC Group, and the Continuing Employees will be paid for any Vacation Accrual in excess of such maximum. Continuing Employees will, in addition to having their Vacation Accrual credited as of the first day of the calendar year following the Effective Time, accrue vacation time for calendar years commencing on and after the Effective Time at the same rate as Similarly Situated Employees and, for this purpose, years of service with the Camco Controlled Group prior to the Effective Time will be credited. Notwithstanding the foregoing, the total vacation time credited to a Continuing Employee's vacation credit account for the calendar year following the Effective Time (both by the Vacation Accrual credit made at the beginning of the year and vacation accrued thereafter) shall not exceed the maximum allowed under the applicable vacation policies of the STC Group.

                 (f) Retention Bonus Program. Notwithstanding the provisions of Section 4.1(h), STC agrees that Camco may establish a retention bonus program for the benefit of certain named Continuing Employees ("Eligible Employees"), subject to the following limitations: The number of Eligible Employees shall not exceed 100. The total amount of retention bonuses potentially payable under the program shall not exceed $5 million. A retention bonus will only be paid to an Eligible Employee who remains in the employ of the STC Group until the first to occur of
                          (i) the first anniversary of the Effective Time or
                          (ii) the date such Eligible Employee's employment is involuntarily terminated other than for cause by any member of the STC Group. Documentation of the program (including the names and titles of the Eligible Employees and the amount of the retention bonus potentially payable to each Eligible Employee) shall be subject to the comment and advance approval of STC, which approval shall not unreasonably be withheld.

                 (g) Collective Bargaining Exception. The provisions of this Section 5.14 will not apply to Continuing Employees or Camco Retirees who are covered by a collective bargaining agreement to the extent such provisions are inconsistent with the terms of any applicable collective bargaining agreement.

                 (h) Transferred Employees. A Continuing Employee who is transferred after the Effective Time to employment with an operating unit, subsidiary or affiliate of the STC Group other than the Surviving Corporation or any of its subsidiaries shall participate in the employee benefit plans, programs, policies and arrangements that are maintained by said employing entity for its employees.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Camco Stockholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Camco Common Stock entitled to vote thereon.

                 (b) NYSE Listing. The shares of Schlumberger Common Stock issuable to Camco stockholders pursuant to this Merger Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

                 (c) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on the STC Affiliated Group (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

                 (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                 (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.7 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Merger Agreement.

                 (f) Pooling Accounting. Camco and STC or a designated member of the STC Affiliated Group shall have received a letter from each of Arthur Andersen LLP and Price Waterhouse LLP, dated as of a date within two days prior to the Closing Date, in form and substance satisfactory to the respective receiving persons, to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the SEC, Schlumberger and Camco are each eligible to be a party to a Merger accounted for as a "pooling of interests".

         6.2 Conditions of Obligations of STC and Sub. The obligations of STC and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by STC.

                 (a) Representations and Warranties. Each of the representations and warranties of Camco set forth in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) would not have a Material Adverse Effect on Camco (such that the aggregate of the

                          Material Adverse Effect on Camco hereunder exceeds $200 million) and STC shall have received a certificate dated the Closing Date on behalf of Camco by the chief executive officer and chief financial officer of Camco to that effect.

                 (b) Performance of Obligations of Camco. Camco shall have performed in all material respects all obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date.

                 (c) Letters from Camco Directors and Executive Officers. STC shall have received from each director and executive officer of Camco an executed copy of each of the agreements described in Section 5.4.

                 (d) Certifications and Opinion. Camco shall have furnished STC with:

                          (i)     a certified copy of a resolution or
                 resolutions duly adopted by the Board of Directors of Camco approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of Camco;

                          (ii)    a certified copy of a resolution or
                 resolutions duly adopted by the holders of a majority of the outstanding shares of Camco Common Stock approving the Merger and the transactions contemplated hereby;

                          (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Ronald R. Randall, Esquire, General Counsel of Camco, dated the Closing Date to the effect that:

                                  (A)      Camco is a corporation duly
                          incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

                                  (B)      Camco has the requisite corporate
                          power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement did not, and the consummation of the Merger will not, violate any provision of Camco's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                                  (C)      Each of Camco's Significant
                          Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

                                  (D)      The Board of Directors of Camco has
                          taken all action required by the DGCL and its Certificate of Incorporation or its Bylaws to approve the Merger and to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of Camco have taken all action required by the DGCL and Camco's Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of Camco enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief.

                 (e) Tax Opinion. STC or a designated member of the STC Affiliated Group shall have received an opinion, satisfactory to the receiving person, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of Camco, of Baker & Botts, L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, Schlumberger, STC and Camco will each be a party to that reorganization within the meaning of
                          Section 368(b) of the Code and no gain or loss will be recognized by Schlumberger, STC or Sub as a result of the Merger, which opinion shall not have been withdrawn or modified in any material respect. A second opinion, reconfirming the foregoing and dated as of the Closing Date, satisfactory to the receiving person, shall have been issued to STC or the designated member of the STC Affiliated Group. In rendering such opinions, such counsel may receive and rely upon representations of fact contained in certificates of Schlumberger, STC, Sub and Camco.

                 (f) Transaction Agreement. Each of the obligations required to be performed by Camco under the Transaction Agreement of even date herewith between Schlumberger and Camco (the "Transaction Agreement") at or prior to the Delivery Date (as defined in the Transaction Agreement) shall have been performed in all material respects and each of the conditions set forth in Article V of the Transaction Agreement shall have been satisfied or waived as set forth therein.

         6.3 Conditions of Obligations of Camco. The obligation of Camco to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Camco:

                 (a) Representations and Warranties. Each of the representations and warranties of STC and Sub set forth in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) would not have a Material Adverse Effect on the STC Affiliated Group (such that the aggregate of the Material Adverse Effect on the STC Affiliated Group hereunder exceeds $400 million) and Camco shall have received a certificate dated the Closing Date by a duly authorized officer of STC to that effect.

                 (b) Performance of Obligations of STC and Sub. STC and Sub shall have performed in all material respects all obligations required to be performed by them under this Merger Agreement at or prior to the Closing Date.

                 (c) Certifications and Opinion. STC shall have furnished Camco with:

                          (i)     a certified copy of a resolution or
                 resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of STC and Sub approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby;

                          (ii) a favorable opinion, dated the Closing Date, in customary form and substance, of David S. Browning, Esquire, General Counsel of Schlumberger, to the effect that:

                                  (A) Each of STC and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; STC and Sub each has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement did not, and the consummation of the Merger will not, violate any provision of STC's or Sub's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                                  (B) The respective Board of Directors of STC and Sub have taken all action required under its jurisdiction of incorporation, its Certificate of Incorporation or its Bylaws to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby, and to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of STC and Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief.

                                  (C)      The shares of Schlumberger Common
                          Stock to be delivered to the holders of Camco Common Stock pursuant to Article II are duly authorized and when issued and delivered as contemplated by this Merger Agreement will be legally and validly issued and fully paid and nonassessable and no stockholders of Schlumberger shall have any preemptive rights with respect thereto either pursuant to the organizational documents of Schlumberger or under applicable law of the jurisdiction of Schlumberger's organization.

                 (d) Tax Opinion. Camco shall have received an opinion, satisfactory to Camco, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of Camco, a copy of which will be furnished to STC, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, Schlumberger, STC and Camco will each be a party to that reorganization within the meaning of Section 368(b) of the Code, no gain or loss will be recognized by the stockholders of Camco as a result of the Merger upon the conversion of shares of Camco Common Stock into shares of Schlumberger Common Stock and no gain or loss will be recognized by Camco as a result of the Merger, which opinion shall not have been withdrawn or modified in any material respect.
                          A second opinion, reconfirming the foregoing and dated as of the Closing Date, shall have been issued to Camco and a copy shall have been provided to STC. In rendering such opinions, such counsel may receive and rely upon representations of fact contained in certificates of Schlumberger, STC, Sub and Camco.

                 (e) Fairness Opinion. Morgan Stanley & Co. Incorporated has not revoked, modified or changed its opinion referred to in Section 3.1(p) in any manner adverse to the holders of the Common Stock of Camco.

                 (f) Transaction Agreement. Each of the obligations required to be performed by Schlumberger under the Transaction Agreement at or prior to the Delivery Date (as defined in the Transaction Agreement) shall have been performed in all material respects and each of the conditions set forth in Article V of the Transaction Agreement shall have been satisfied or waived as set forth therein.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

         7.1 Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Camco:

                 (a) by mutual written consent of Camco and STC, or by mutual action of their respective Boards of Directors;

                 (b) by either Camco or STC if (i) the Merger shall not have been consummated by December 31, 1998 (provided that the right to terminate this Merger Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) any required approval of the stockholders of Camco shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                 (c) by STC if (i) for any reason Camco fails to call and hold a stockholders' meeting for the purpose of voting upon this Merger Agreement and the Merger by December 31, 1998; (ii) Camco shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by Camco at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Camco of notice of such breach and is existing at the time of termination of this Merger Agreement); (iii) any representations and warranties of Camco contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 30 days following receipt by Camco of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section
                          3.1 hereof) would not have a Material Adverse Effect on Camco such that the aggregate of the Material Adverse Effect on Camco exceeds $200 million; (iv) the Board of Directors of Camco or any committee thereof (A) withdraws, modifies or changes its recommendation of this Merger Agreement or the Merger in a manner adverse to the STC Affiliated Group or shall have resolved to do any of the foregoing, or
                          (B) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal; or (v) the Transaction Agreement shall have been terminated by Camco;

                 (d) by Camco if (i) STC or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by STC of notice of such breach and is existing at the time of termination of this Merger Agreement); (ii) any representations and warranties of STC or Sub contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 30 days following receipt by STC of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) would not have a Material Adverse Effect on the STC Affiliated Group such that the aggregate of the Material Adverse Effect on the STC Affiliated Group exceeds $400 million; (iii) pursuant to Section 4.2(b) or (iv) the Transaction Agreement shall have been terminated by Schlumberger.

         7.2     Effect of Termination.

                 (a) In the event of termination of this Merger Agreement by either Camco or STC as provided in Section 7.1, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Camco or any member of the STC Affiliated Group except (i) with respect to this Section 7.2, the third and fourth sentences of Section 5.1 and Section 8.1, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements, in each case, as set forth in this Merger Agreement except as provided in
                          Section 8.9.

                 (b) If STC or Camco, as applicable, terminates this Merger Agreement pursuant to Section 4.2(b) or
                          Section 7.1(c)(iv)(B), Camco shall immediately pay STC a fee of $90 million (the "Termination Fee") in cash or by wire transfer of immediately available funds to an account designated by STC.

                 (c) If STC terminates this Agreement pursuant to Section 7.1(c)(iv)(A), Camco shall owe to STC the Termination Fee if Camco consummates a transaction pursuant to an Acquisition Proposal on or prior to September 30, 1999. The Termination Fee payable to STC under this Section 7.2(c), if any, shall be payable in cash or by wire transfer of immediately available funds to an account designated by STC on the consummation of the transaction, if any, referred to above.

                 (d) Camco also agrees to pay to STC the Termination Fee if (i) after the date hereof and before the termination of this Merger Agreement, an Acquisition Proposal shall have been made and publicly announced by any party, (ii) the stockholders of Camco shall not have approved the Merger and (iii) on or prior to September 30, 1999, Camco consummated a transaction pursuant to an Acquisition Proposal. The Termination Fee payable under this Section 7.2(d) shall be payable on the consummation of such transaction.

         7.3 Amendment. This Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Camco, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated. In the event the Agreement is terminated for any reason, STC shall reimburse Camco up to $5 million for the actual cost of Camco's employee retention program.

         8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.5, 5.6, 5.12, 5.13 and 7.2 and this Article VIII and the agreements delivered pursuant to Section 5.4. The Confidentiality

Agreements shall survive the execution and delivery of this Merger Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered hereunder.

         8.3 Knowledge. When used herein, the terms "knowledge", "known to", "best knowledge" and terms of similar meaning shall mean the actual knowledge of (a) with respect to Camco, (i) the Chief Financial Officer, the Chief Accounting Officer, and the General Counsel and Secretary of Camco as of the date of this Agreement and (ii) all of officers of Camco as of the Closing Date and (b) with respect to the STC Affiliated Group, (A) (1) the President and (2) the Vice President and Secretary of STC, as of the date of this Agreement and (B) all of the officers of STC as of the Closing Date.

         8.4 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                 (a)              if to STC or Sub, to:
                                  277 Park Avenue
                                  New York, New York 10172
                                  Attention: David S. Browning, Esquire
                                  Fax: (212) 350-9457

                                  with a copy to:

                                  Baker & Botts, L.L.P.
                                  910 Louisiana, Suite 3000
                                  Houston, Texas 77002
                                  Attention: Moulton A. Goodrum, Esquire
                                  Fax: (713) 229-1522

                          and (b) if to Camco, to:

                                  Camco International, Inc.
                                  7030 Ardmore
                                  Houston, Texas 77054
                                  Attention: Ronald R. Randall, Esquire
                                  Fax: (713) 749-5625
                                  with a copy to:

                                  Fulbright & Jaworski LLP
                                  1301 McKinney, Suite 5100
                                  Houston, Texas 77010
                                  Attention: Michael C. Conlon, Esquire
                                  Fax: (713) 651-5246


         8.5 Interpretation. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         8.6 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.7 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement (together with the Confidentiality Agreements, the Transaction Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.8 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         8.9 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform in which case this Merger Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.3 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         8.10 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of STC. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in Wilmington, Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in Wilmington, Delaware.

                 IN WITNESS WHEREOF, each party has caused this Merger Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.


                                  SCHLUMBERGER TECHNOLOGY CORPORATION



                                  By:     /s/ ARTHUR LINDENAUER
                                       ----------------------------------------
                                       Arthur Lindenauer
                                       President

                                  SCHLUMBERGER OFS, INC.



                                  By:     /s/ ARTHUR LINDENAUER
                                       ----------------------------------------
                                       Arthur Lindenauer
                                       President

                                  CAMCO INTERNATIONAL, INC.



                                  By:    /s/ GILBERT H. TAUSCH
                                      -----------------------------------------
                                      Gilbert H. Tausch
                                      President and Chief Executive Officer